Exhibit 99.1

Forum Energy Technologies, Inc. Announces Expiration and Results of its
Exchange Offer and Consent Solicitation
HOUSTON--(BUSINESS WIRE)- August 3, 2020-Forum Energy Technologies, Inc. (NYSE: FET) (“Forum” or the “Company”) announced today the expiration and results of its previously announced offer to exchange its existing notes for new 9.00% convertible secured notes due 2025.
The Offer expired at 11:59 p.m., New York City time, on July 31, 2020. As of the expiration date, an aggregate principal amount of $315,489,000, or 96.14%, of the existing notes were validly tendered and not validly withdrawn. Accordingly, the minimum participation condition of 95% to the closing of the exchange offer has been satisfied.
Forum’s CEO and Chairman of the Board commented, “We are extremely pleased with the positive outcome of this transformative transaction. The conversion of our original notes into new notes extends the tenor of our long-term debt by four years and provides Forum a path to meaningfully deleverage its balance sheet through a mandatory conversion feature while maintaining the current cash coupon. This exchange was achieved in combination with 100% support of Forum’s ABL lenders. We believe Forum has ample liquidity to weather the current downturn and the balance sheet flexibility to take advantage of strategic opportunities as the market recovers. I want to thank all our stakeholders for partnering together to achieve this successful result.”
“I am also very pleased with the cooperation and sacrifices Forum’s employees have made to achieve significant cost structure reductions during this low oil price environment and to reposition our product offerings for success in a world of lower demand.”
Pursuant to the final prospectus, filed by the Company on July 31, 2020 with the Securities and Exchange Commission, the Company has accepted for exchange all such existing notes validly tendered and not validly withdrawn in the exchange offer as of the expiration date and expects to make payment of the aggregate early participation payment, together with accrued and unpaid interest for such existing notes, on August 4, 2020. The amendment to the indenture governing the existing notes will be effective on this date.

The terms and conditions of the exchange offer are described in the prospectus. BofA Securities, Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, HSBC Securities (USA) Inc., Deutsche Bank Securities Inc. and Raymond James & Associates, Inc. have acted as dealer managers in connection with the exchange offer. Questions regarding the exchange offer may be directed to BofA Securities at (980) 388-3646 or debt_advisory@bofa.com. Copies of the prospectus may be obtained from the information and exchange agent for the exchange offer, D.F. King & Co., Inc., at (866) 864-7961 (toll-free) or (212) 269-5550 (for banks and brokers), by email to forum@dfking.com or by accessing the website www.dfking.com/forum.
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Forum
Forum Energy Technologies, Inc. is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.
Forward-Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies and objectives of the Company.

These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the Company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the Company's ability to implement new technologies and services, the availability and terms of capital, the effects of the COVID-19 pandemic and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company's business, and other important factors that could cause actual results to differ materially from those projected as described in the Company's filings with the U.S. Securities and Exchange Commission.

For further information contact:

Investor Contact
Executive Vice President and Chief Financial Officer
Lyle Williams
713.351.7920
lyle.williams@f-e-t.com

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